Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RECORD OPERATING RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2007

NEW YORK, AUGUST 3, 2007 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced record operating results for the fourth fiscal quarter and year ended June 30, 2007. The Company previously announced an increased distribution to unitholders for the fourth quarter, which represented the ninth consecutive quarter of increased distributions and the eleventh such increase since the Company’s IPO in January 2004. The increased distribution of $0.70 per unit, or $2.80 per unit annualized, was paid on July 24, 2007 to unitholders of record on July 18, 2007.

The Company continues to work toward closing its previously announced acquisitions of Smith Maritime, Ltd. of Honolulu, Hawaii and Sirius Maritime LLC of Seattle, Washington, and expects these transactions to be completed later this month.

Three Months Ended June 30, 2007

For the three months ended June 30, 2007, the Company reported operating income of $7.8 million, an increase of $1.1 million, or 16%, compared to $6.7 million of operating income for the three months ended June 30, 2006. This year-over-year increase resulted from the continuing expansion of the Company’s fleet barrel-carrying capacity, including the addition of four new tank barges since the beginning of the fiscal 2006 fourth quarter. These results were also positively affected by continued strong rates and solid vessel utilization, partially offset by increases of $1.5 million in depreciation and amortization due to the expanded fleet, and $0.5 million in general and administrative expenses in support of the Company’s growth. Operating results were also positively affected by the purchase of five additional tugboats during the year, which reduced reliance on more expensive chartered-in towing. Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $2.6 million, or 18%, to $17.0 million for the three months ended June 30, 2007, compared to $14.4 million for the three months ended June 30, 2006. EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Net income for the three months ended June 30, 2007 was $3.8 million, or $0.37 per fully diluted limited partner unit, compared to net income of $3.1 million, or $0.30 per fully diluted limited partner unit, for the three months ended June 30, 2006, an increase of $0.7 million. The fiscal 2007 fourth quarter benefited from the $1.1 million increase in operating income, offset by a $0.7 million increase in interest expense resulting from higher debt balances incurred to finance vessel acquisitions in connection with the Company’s fleet expansion program over the past year, and higher interest rates. The fiscal 2006 fourth quarter had also been adversely impacted by a $0.3 million net loss on reduction of debt resulting from a downsizing of the Company’s revolving credit facility in April 2006.

Year Ended June 30, 2007

For the year ended June 30, 2007, the Company reported operating income of $30.7 million, an increase of $7.0 million, or 30%, compared to $23.7 million of operating income for the year ended June 30, 2006. Similar to the fourth fiscal quarter, this increase resulted primarily from the expansion of the

Company’s barrel-carrying capacity, including the acquisition of Sea Coast Transportation LLC in October 2005 and the addition of six newbuild tank barges, one purchased tug/barge unit, and the aforementioned tugboats, since July 2005. The additional operating earnings generated by this capacity were partially offset by increases of $6.6 million in depreciation and amortization and $3.2 million in general and administrative expenses in support of the Company’s growth. Of the $3.2 million increase in general and administrative expenses, $2.1 million resulted from the acquisition of Sea Coast, another small operation in Philadelphia acquired in the fall of 2006, and the expanded corporate office in East Brunswick, NJ. The remainder of the increase related to employment costs in support of the Company’s growth. EBITDA increased by $13.6 million, or 27%, to $64.2 million for the year ended June 30, 2007, compared to $50.6 million for the year ended June 30, 2006.

Net income was $15.8 million for the year ended June 30, 2007, or $1.55 per fully diluted limited partner unit, an increase of $9.9 million from net income of $5.9 million, or $0.60 per fully diluted limited partner unit, for the year ended June 30, 2006. The $7.0 million of increased operating income for the year ended June 30, 2007 was offset by $4.0 million of increased interest expense, resulting from higher debt balances incurred to finance the fleet expansion over the past year. Additionally, fiscal 2006 was also adversely impacted by $7.2 million in losses on reduction of debt, resulting primarily from retirement of the Company’s Title XI bonds in November 2005 and also from restructuring of the Company’s revolving credit facilities.

The Company’s distributable cash flow for the fourth quarter of fiscal 2007 was $9.2 million, or 1.23 times the amount needed to cover the increased cash distribution of $7.5 million declared in respect of the period. The Company’s coverage ratio for the year ended June 30, 2007 was 1.22 times. Distributable cash flow is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

President and CEO Timothy J. Casey said “Our operating results for fiscal 2007 were strong, with operating income, EBITDA, and net income per unit all significantly higher than last year. We expect our results to be strengthened further by completion of the Smith and Sirius acquisitions, which should occur by the end of the month, and by our ongoing fleet expansion. We took delivery of another new 28,000 barrel tank barge in June, and a 100,000 barrel tank barge in March, both now working on multi-year time charters. Including our recently announced contract to build four new 50,000 barrel tank barges, we now have ten new tank barges under construction which are scheduled for delivery at intervals of every few months between now and the end of calendar 2010. At our current annualized rate of $2.80 per unit, K-Sea’s distribution is approximately 13% higher than at this time last year. We remain optimistic about continuing our growth in fiscal 2008 and beyond.”

Earnings Conference Call

The Company has scheduled a conference call for Monday, August 6, 2007, at 9:00 am Eastern time, to review the fiscal 2007 fourth quarter and full year results. Dial-in information for this call is (866) 825-3308 (Domestic) and (617) 213-8062 (International). The Passcode is 67581877. The conference call can also be accessed by webcast, which will be available at www.k-sea.com. Additionally, a replay of the call will be available by telephone until August 13, 2007; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International). The Passcode is 18947235.

About K-Sea Transportation Partners

K-Sea Transportation Partners is the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States. The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP. For additional information, please visit the Company’s website, including the Investor Relations section, at

www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles. However, certain non-GAAP financial measures such as EBITDA and distributable cash flow are also presented. EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements. Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners. Distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement. Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP. EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies. A reconciliation of each of these measures to net income, the most directly comparable GAAP measure, is presented in the tables below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding timing of completion of the Smith and Sirius acquisitions and the benefits to be derived therefrom, business outlook, vessel utilization, delivery and integration of newbuild and acquired vessels (including the cost, timing and effects thereof), growth in earnings and distributable cash flow, and future results of operations. These statements involve risks and uncertainties, including, but not limited to, satisfaction of conditions to the closing of the acquisitions, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P
John J. Nicola, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for unit and per unit data)

	Three months ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006
Voyage revenue	$57,449	$49,136	$216,924	$176,650
Bareboat charter and other revenue	2,554	3,035	9,650	6,118
Total revenues	60,003	52,171	226,574	182,768

Voyage expenses	13,237	10,807	45,875	37,973
Vessel operating expenses	24,630	22,164	96,005	77,325
General and administrative expenses	5,173	4,722	20,472	17,309
Depreciation and amortization	9,198	7,659	33,415	26,810
Net loss (gain) on disposal of vessels	(64)	58	102	(313)

Total operating expenses	52,174	45,410	195,869	159,104
Operating income	7,829	6,761	30,705	23,664
Interest expense, net	3,871	3,194	14,097	10,118
Net loss on reduction of debt	—	326	-	7,224
Other expense (income), net	(17)	(32)	(63)	(64)

Income before provision for income taxes	3,975	3,273	16,671	6,386
Provision for income taxes	183	189	851	484
Net income	$3,792	$3,084	$15,820	$5,902

General partner's interest in net income	$76	$62	$316	$118
Limited partners' interest in:
Net income	$3,716	$3,022	$15,504	$5,784
Net income per unit - basic	$0.37	$0.30	$1.56	$0.60
- diluted	$0.37	$0.30	$1.55	$0.60
Weighted average units outstanding - basic	9,943	9,920	9,936	9,605
- diluted	10,015	10,014	10,015	9,672

Supplemental Operating Statistics

	Three months ended		Year ended
	June 30,		June 30,
	2007	2006	2007	2006
Local Trade:
Average daily rate (1)	$7,122	$6,328	$6,851	$5,717
Net utilization (2)	76%	71%	79%	77%

Coastwise Trade:
Average daily rate	$13,048	$12,039	$12,375	$11,967
Net utilization	87%	88%	90%	90%

Total Fleet
Average daily rate	$10,615	$9,699	$10,097	$9,245
Net utilization	82%	80%	85%	83%

(1)             Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period,  divided by the number of days worked by that group of tank vessels during the period.

(2)             Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.
Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures
(in thousands)
Distributable Cash Flow (1)

	Three months ended	Year ended
	June 30, 2007	June 30, 2007

Net income	$3,792	$15,820
Adjustments to reconcile net income to distributable cash flow:
Depreciation and amortization (2)	9,285	33,721
Non cash compensation cost under long term incentive plan	235	803
Adjust gain/loss on vessel sale to net proceeds	210	841
Deferred income tax expense	174	394
Maintenance capital expenditures(3)	(4,500)	(17,100)

Distributable cash flow	9,196	34,479
Cash distribution in respect of the period	$7,451	$28,213

Distribution coverage	1.23	1.22

(1)             Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2)             Including amortization of deferred financing costs.

(3)             Maintenance capital expenditures are the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term. This amount includes two components: 1) an allowance for future scheduled drydocking costs calculated using annually updated projections of such costs over the next five years. Based on historical results, the difference between cumulative amounts charged and the actual amounts spent are adjusted over the same five-year period; 2) an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization and Net Loss on Reduction of Debt (EBITDA)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006

Net income	$3,792	$3,084	$15,820	$5,902
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	9,198	7,659	33,415	26,810
Interest expense, net	3,871	3,194	14,097	10,118
Net loss on reduction of debt	—	326	—	7,224
Provision for income taxes	183	189	851	484

EBITDA	$17,044	$14,452	$64,183	$50,538

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	June 30,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$ 912	$ 826
Accounts receivable, net	20,664	20,322
Prepaid expenses and other current assets	6,021	8,753
Total current assets	27,597	29,901

Vessels and equipment, net	358,580	316,237
Construction in progress	13,285	5,452
Goodwill	16,385	16,579
Other assets	13,967	14,859
Total assets	$ 429,814	$ 383,028

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$ 9,270	$ 7,745
Accounts payable and accrued expenses	29,135	22,626
Total current liabilities	38,405	30,371

Term loans and capital lease obligation	137,946	131,620
Credit line borrowings	97,071	54,015
Deferred taxes	3,739	3,079
Total liabilities	277,161	219,085
Commitments and contingencies
Partners’ Capital	152,653	163,943
Total liabilities and partners’ captial	$ 429,814	$ 383,028